Exhibit 99.1

Potbelly Corporation Reports Results for Third Fiscal Quarter 2020

Business continued to improve through third quarter as SSS have increased for six consecutive months through the end of October, helping Company reach profitability at the shop level

Leadership outlines new strategic focus on “Traffic Driven Profitability” to return Potbelly to long-term growth

Announces G&A restructuring, expected to yield $3.5-$4.0 million in annual corporate expense optimization

Chicago, IL. November 5, 2020 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop, today reported financial results for the third fiscal quarter ended September 27, 2020.

Third Quarter Strategic Successes:

•

Same-store sales trends continued to improve, ending the period at (21.0%), which was over a 2,000-basis point improvement from the previous quarter. Same-store sales also continued to improve throughout October ending the period at (19.4%).

~~•~~	Reached profitability at the shop level during the quarter and continued through the end of October.
•	Weekly cash burn remained in-line with the targeted $0.5 million per week average, including lease termination costs, as previously stated.
•	Constructive lease discussions with landlords are nearing completion, resulting in the closure of approximately 25-30 shops and the renegotiation of 280 leases as of early November.
•	Drive-thrus and digital channels showed sequential volume growth and year-over-year positive comps.
•	Membership in the recently simplified Perks loyalty program continued to accelerate in the third quarter and Perks-related sales increased by over $1 million quarter-to-quarter.
•	Opened two new franchised shops in North Carolina and one company-owned shop in Illinois.
•	Reopened 14 shops that had been temporarily closed due to the pandemic and expects to reopen 10 more in the fourth quarter.
•

Launching corporate expense optimization and restructuring focused on driving efficiencies, rightsizing General & Administrative (“G&A”) expenses including staff reductions above the shop level to be completed by year end, and better aligning cost structure to new footprint and strategic direction.

•	Appointed Adam Noyes as the Company’s Chief Operations Officer effective as of August 28, 2020.

Key highlights for the thirteen weeks ended September 27, 2020 compared to the thirteen weeks ended June 28, 2020:

•	Total revenues of $72.7 million compared to $56.2 million.
•	GAAP net loss attributable to Potbelly Corporation was ($13.4) million or ($0.56) per share, compared to a net loss of ($22.2) million or ($0.93).
•

Adjusted net loss[1] attributable to Potbelly Corporation was ($10.0) million compared to an adjusted net loss of ($14.9) million. Adjusted diluted EPS[1] was a loss of ($0.42) compared to an adjusted diluted EPS loss of ($0.63).

•	EBITDA[1] increased to ($11.4) million from ($16.8) million.
•	Adjusted EBITDA[1] increased to ($7.3) million from ($14.4) million.
•

Cash on hand was $23.4 million and the Company maintains $27.4 million of availability under its revolving credit facility.  Total liquidity was $50.8 million, an increase from $45.8 million at the end of the second quarter.

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “With one quarter as CEO under my belt, I’m even more excited about the opportunity we have here to turnaround and return Potbelly to growth.  We are pleased with the steady, month-to-month improvement that we are seeing across Potbelly’s business and our key performance indicators.  Our team continues to learn each day in this ‘new normal’, and as we move into the end of the year and early 2021, we will look to convert this stability into growth through the implementation of our new “Traffic-Driven Profitability” strategic focus.  This new vision includes five strategic pillars that are the core of our Company and brand, including: 1) Craveable, Quality Food at a Great Value, 2) People Creating Good Vibes, 3) Customer Experiences that Drive Traffic Growth, 4) Digitally-Driven Awareness, Connection and Traffic, and 5) Franchise-Focused Development. We will be solidifying our go-forward strategy from these five pillars and I look forward to updating you on the details of that strategy in the coming months.”

Steve Cirulis, Chief Financial Officer of Potbelly Corporation, added, “We were able to maintain consistent improvement throughout the quarter, including both top-line performance and cost discipline.  As a result, we managed our average weekly cash burn in line with our expectations and reached profitability at the shop level during the quarter. Our conversations with landlords have produced positive results, with 280 leases renegotiated so far and the expected permanent closure of approximately 25-30 shops. These efforts have improved the real estate foundation for Potbelly as we pivot to our new strategic focus, eliminating shops that were a meaningful drag on profitability.”

Wright concluded, “As a part of our strategic planning process, we have also taken a hard look at our overall expense structure and developed a plan to reduce our annual G&A costs by $3.5 million to $4.0 million.   This process will be largely completed by year end and thus will positively impact profitability as we enter 2021.  This will be accomplished through corporate expense optimization, staff reductions, consolidation of our franchise and company locations support services into one unit, and through other expense rationalization.  No expense reductions are expected at the shop level.  As we look to the future, we will continue to focus on driving top-line growth while building a culture focused on cost discipline and driving efficiencies.”

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. Eastern Time today to discuss these results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the investor relations portion of the Company's website at www.potbelly.com.

For those that cannot join the webcast, you can participate by dialing 800-771-6917 in the U.S. & Canada, or 212-271-4657 internationally, using the confirmation code of 21970940.

For those unable to participate, an audio replay will be available from 8:00 p.m. Eastern Time on Thursday, November 5, 2020 through midnight November 12, 2020. To access the replay, please call 844-512-2921 (U.S. & Canada) or 412-317-6671 (International) and enter confirmation code 21970940. A web-based archive of the conference call will also be available at the above website.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States.  For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

o

Revenues – represents net company-operated sandwich shop sales and our franchise operations. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of an initial franchise fee, a franchise development agreement fee and royalty income from the franchisee.

o	Company-operated comparable store sales – represents the change in year-over-year sales for the comparable company-operated store base open for 15 months or longer.
o	EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes.
o

Adjusted EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes, adjusted to eliminate the impact of other items, including certain non-cash as well as other items that we do not consider representative of our ongoing operating performance.

o

Adjusted net income (loss) – represents net income (loss), excluding impairment, gain or loss on the disposal of property and equipment and store closure expense, as well as other items that we do not consider representative of our ongoing operating performance.

o

Shop-level profit – represents income (loss) from operations less franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs and impairment and loss on the disposal of property and equipment.

o	Shop-level profit margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.
o

Adjusted diluted earnings per share – represents net income (loss), excluding impairment, gain or loss on the disposal of property and equipment and store closure expense on a fully diluted per share basis as well as other items that we do not consider representative of our ongoing operating performance.

1Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to EBITDA, adjusted EBITDA, adjusted net income, shop-level profit, and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA and adjusted net income to evaluate the Company’s performance and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Adjusted EBITDA and adjusted net income exclude the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

This press release includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit of any such future impairments. Neither of these measures, nor their probable significance, can be reliably quantified due to the inability to forecast future impairments.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements may include, among others, statements relating to: our future financial position and results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement, due to reasons including, but not limited to, risks related to the COVID-19 outbreak; compliance with our Credit Agreement covenants, competition; general economic conditions; our ability to successfully implement our business strategy; the success of our initiatives to increase sales and traffic; changes in commodity, energy and other costs; our ability to attract and retain management and employees; consumer reaction to industry-related public health issues and perceptions of food safety; our ability to manage our growth; reputational and brand issues; price and availability of commodities; consumer confidence and spending patterns; and weather conditions. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings, all of which are available on our website at www.potbelly.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:

Ryan Coleman or Elizabeth Steckel

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com

Potbelly Corporation

Consolidated Statements of Operations and Margin Analysis – Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended				For the 39 Weeks Ended
	September 27,	% of	September 29,	% of	September 27,	% of	September 29,	% of
	2020	Revenue	2019	Revenue	2020	Revenue	2019	Revenue
Revenues
Sandwich shop sales, net	$72,189	99.3%	$103,560	99.3%	$215,013	99.4%	$305,619	99.2%
Franchise royalties and fees	474	0.7	678	0.7	1,402	0.6	2,336	0.8
Total revenues	72,663	100.0	104,238	100.0	216,415	100.0	307,955	100.0

Expenses
(Percentages stated as a percent of sandwich shop sales, net)
Sandwich shop operating expenses
Cost of goods sold, excluding depreciation	20,721	28.7	27,540	26.6	61,003	28.4	81,782	26.8
Labor and related expenses	25,809	35.8	32,430	31.3	78,090	36.3	96,517	31.6
Occupancy expenses	13,904	19.3	14,850	14.3	43,581	20.3	44,457	14.5
Other operating expenses	12,126	16.8	13,274	12.8	35,881	16.7	37,235	12.2

(Percentages stated as a percent of total revenues)
General and administrative expenses	9,821	13.5	11,192	10.7	28,094	13.0	34,709	11.3
Depreciation expense	4,699	6.5	5,365	5.1	15,110	7.0	16,486	5.4
Pre-opening costs	—	*	16	*	64	*	26	*
Impairment, loss on disposal of property and equipment and shop closures	1,721	2.4	1,714	1.6	9,602	4.4	5,077	1.6
Total expenses	88,801	>100	106,381	>100	271,425	>100	316,289	>100
Loss from operations	(16,138)	(22.2)	(2,143)	(2.1)	(55,010)	(25.4)	(8,334)	(2.7)

Interest expense, net	268	0.4	28	*	730	0.3	95	*
Loss before income taxes	(16,406)	(22.6)	(2,171)	(2.1)	(55,740)	(25.8)	(8,429)	(2.7)
Income tax expense (benefit)	(2,917)	(4.0)	66	*	(6,585)	(3.0)	13,931	4.5
Net loss	(13,489)	(18.6)	(2,237)	(2.1)	(49,155)	(22.7)	(22,360)	(7.3)
Net income (loss) attributable to non-controlling interest	(77)	(0.1)	118	0.1	(191)	*	300	0.1
Net loss attributable to Potbelly Corporation	$(13,412)	(18.5)%	$(2,355)	(2.3)%	$(48,964)	(22.6)%	$(22,660)	(7.4)%

Net loss per common share attributable to common shareholders:
Basic	$(0.56)		$(0.10)		$(2.06)		$(0.95)
Diluted	$(0.56)		$(0.10)		$(2.06)		$(0.95)
Weighted average common shares outstanding:
Basic	23,957		23,740		23,792		23,927
Diluted	23,957		23,740		23,792		23,927

*Amount is less than 0.1%

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Net loss attributable to Potbelly Corporation, as reported	$(13,412)	$(2,355)	$(48,964)	$(22,660)
Impairment, loss on disposal of property and equipment and shop closures(1)	1,721	1,714	9,602	5,077
Nonrecurring professional services(2)	—	2,265	—	2,265
CEO transition costs(3)	769	—	769	—
Proxy related costs(4)	—	—	1,039	(127)
Restructuring and other costs (5)	—	269	—	1,480
Total adjustments before income tax	2,490	4,248	11,410	8,695
Income tax adjustments(6)	908	(467)	4,953	13,287
Total adjustments after income tax	3,398	3,781	16,363	21,982
Adjusted net loss attributable to Potbelly Corporation	$(10,014)	$1,426	$(32,601)	$(678)

Net loss attributable to Potbelly Corporation per share, basic	$(0.56)	$(0.10)	$(2.06)	$(0.95)
Net loss attributable to Potbelly Corporation per share, diluted	$(0.56)	$(0.10)	$(2.06)	$(0.95)

Adjusted net loss attributable to Potbelly Corporation per share, basic	$(0.42)	$0.06	$(1.37)	$(0.03)
Adjusted net loss attributable to Potbelly Corporation per share, diluted	$(0.42)	$0.06	$(1.37)	$(0.03)

Shares used in computing adjusted net loss attributable to Potbelly Corporation:
Basic	23,957	23,740	23,792	23,927
Diluted	23,957	23,893	23,792	23,927

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Net loss attributable to Potbelly Corporation, as reported	$(13,412)	$(2,355)	$(48,964)	$(22,660)
Depreciation expense	4,699	5,365	15,110	16,486
Interest expense, net	268	28	730	95
Income tax expense (benefit)	(2,917)	66	(6,585)	13,931
EBITDA	$(11,362)	$3,104	$(39,709)	$7,852
Impairment, loss on disposal of property and equipment and shop closures(1)	1,721	1,714	9,602	5,077
Stock-based compensation	1,608	446	2,480	1,910
Nonrecurring professional services(2)	—	2,265	—	2,265
CEO transition costs(3)	769	—	769	—
Proxy related costs(4)	—	—	1,039	(127)
Restructuring and other costs(5)	—	269	—	1,480
Adjusted EBITDA	$(7,264)	$7,798	$(25,819)	$18,457

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except selected operating data)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Loss from operations	$(16,138)	$(2,143)	$(55,010)	$(8,334)
Less: Franchise royalties and fees	474	678	1,402	2,336
General and administrative expenses	9,821	11,192	28,094	34,709
Depreciation expense	4,699	5,365	15,110	16,486
Pre-opening costs	—	16	64	26
Impairment, loss on disposal of property and equipment and shop closures	1,721	1,714	9,602	5,077
Shop-level profit (loss) [Y]	$(371)	$15,466	$(3,542)	$45,628
Total revenues	$72,663	$104,238	$216,415	$307,955
Less: Franchise royalties and fees	474	678	1,402	2,336
Sandwich shop sales, net [X]	$72,189	$103,560	$215,013	$305,619
Shop-level profit (loss) margin [Y÷X]	(0.5)%	14.9%	(1.6)%	14.9%

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	406	427	406	427
Franchise shops, end of period	46	45	46	45
Revenue Data:
Company-operated comparable store sales	(21.0)%	(3.0)%	(24.2)%	(3.9)%

Footnotes to the Press Release, Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

& Selected Operating Data

(1)	This adjustment includes costs related to impairment of long-lived assets, loss on disposal of property and equipment and shop closure expenses.
(2)	The Company incurred certain costs in the third quarter of 2019 for nonrecurring professional services.
(3)

The Company incurred certain costs related to the transition between the current and former CEO in 2020. Transition costs were included in general and administrative expenses in the consolidated statements of operations.

(4)

The Company incurred certain professional and other costs and associated benefits related to the shareholder proxy matter. These costs and benefits were included in general and administrative expenses in the consolidated statements of operations.

(5)	The Company incurred certain restructuring costs related to severance and other costs that were included in general and administrative expenses in the consolidated statements of operations.
(6)

This adjustment includes the tax impacts of the other adjustments listed above based on the Company’s effective tax rate, the change in the Company’s income tax valuation allowance during the period, and the discrete income tax benefit from the carryback of prior year net operating losses and refund of prior year alternative minimum tax credits, offset by the impact of ASU 2016-09.